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                                  EXHIBIT 99.2





MEDIA CONTACTS:                           ANALYST CONTACTS:
   John Fuller      216/689-8140             Lee Irving          216/689-3564
   Bill Murschel    216/689-0457             Vern Patterson      216/689-0520

          KEYCORP DECLARES TWO-FOR-ONE STOCK SPLIT, INCREASES QUARTERLY
               DIVIDEND 12 PERCENT, AND ANNOUNCES STOCK REPURCHASE

            DIVIDEND INCREASE REPRESENTS 33RD CONSECUTIVE YEARLY RISE

         CLEVELAND, January 15, 1998 - KeyCorp's (NYSE: KEY) Board of Directors today declared a two-for-one stock split in the form of a 100 percent stock dividend on its common shares, payable on March 6, 1998, to stockholders of record on February 18, 1998.

         The Board also increased the quarterly dividend by 12 percent -- from $0.42 to $0.47 per share ( $0.235 per share on a post-split basis). 1998 marks the 33rd consecutive year that the company's dividend has been increased.

         The next dividend is payable February 27, 1998, to stockholders of record February 17, 1998.

         The Board also authorized the purchase of up to 5 million shares (10 million shares on a post-split basis) of common stock from time to time. The timing and amount of purchases, if any, under the program will be dependent upon availability and alternate uses of capital, market conditions, and other factors. Repurchased shares will be placed in treasury and subsequently reissued for stock options, other employee benefit plans, acquisitions or other corporate purposes.

         "These decisions by our Board reflect our strong operating results and confidence in the strategies we've put in place," said Robert W. Gillespie, KeyCorp chairman and chief executive officer. "Our consecutive-quarter earnings growth in 1997 was particularly strong, setting new records.

         "The stock split will bring the price of KeyCorp common stock into a range we believe is desirable to a wider range of investors," Gillespie added. "Our stock price has nearly tripled since the end of 1994."

         KeyCorp presently has approximately 219 million common shares outstanding, which will increase to some 438 million following the split.

         Earlier today, Key reported record fourth-quarter and full-year earnings per share (on a pre-split basis) of $1.13 and $4.19, respectively.

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PAGE 2 - KEYCORP ANNOUNCES STOCK SPLIT
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         Over the last two years, KeyCorp has undergone a significant transformation, acquiring a number of financial-services businesses while selling or consolidating more than 200 low-growth branch offices and lowering its expense base significantly. In August 1997, Key linked its coast-to-coast KeyCenter and ATM networks, creating the first single, nationwide branch system in the U.S. The re-engineering is designed to transform the company from a traditional bank into a diversified bank-based financial services company, operated on a national basis.

         KeyCorp is one of the nation's largest financial services companies with assets of approximately $74 billion. Through four principal lines of business - corporate banking, consumer finance, community banking, and capital partners - the Cleveland-based company provides retail and wholesale banking, investment, financing, and money management services to individuals and companies across the U.S. Key companies have a presence in 46 states from Maine to Alaska, including its network of KeyCenters, 1,900 ATM's, affiliate offices, and four telebanking centers (1-800-KEY2YOU) that provide financial products and services 24 hours a day, every day of the year. KeyCorp's web site can be found at http://www.keybank.com.




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